EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its Second Quarter Ended September 30, 2017

MCLEAN, Va., Nov. 01, 2017 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ:GAIN) (the “Company”) today announced earnings for its second quarter ended September 30, 2017. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which is available on the SEC’s website at www.sec.gov or the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	September 30, 2017	June 30, 2017	Change	% Change
For the quarter ended:
Total investment income	$13,132	$13,620	$(488)	(3.6)%
Total expenses, net	7,382	8,185	(803)	(9.8)
Net investment income	5,750	5,435	315	5.8
Net realized (loss) gain	(43)	1,165	(1,208)	NM
Net unrealized appreciation	7,849	1,541	6,308	409.3
Net increase in net assets resulting from operations	13,556	8,141	5,415	66.5
Net investment income per weighted average common share	0.18	0.17	0.01	5.9
Net increase in net assets resulting from operations per weighted average common share	0.42	0.26	0.16	61.5
Cash distribution per common share from net investment income	0.19	0.19	—	—
Cash distribution per common share from realized gains	—	0.06	(0.06)	(100.0)

Distributions coverage ratio(A)	208.6%	214.9%	(6.3)%	(2.9)
Weighted average yield on interest-bearing investments	12.8	12.6	0.2	1.6
Total dollars invested	$29,500	$2,148	$27,352	NM
Total dollars repaid and collected from sales	3,949	19,457	(15,508)	(79.7)

As of:
Total investments, at fair value	$520,174	$486,770	$33,404	6.9%
Fair value, as a percent of cost	97.3%	95.7%	1.6%	1.7
Net assets	$328,548	$321,235	$7,313	2.3
Net asset value per common share	10.10	9.88	0.22	2.2
Number of portfolio companies	34	33	1	3.0

(A) Distributions coverage ratio is calculated by dividing (i) the sum of net investment income in excess of distributions at the end of the period and distributions to common stockholders from net investment income during the period by (ii) current period distributions from net investment income to common stockholders.

NM = Not Meaningful
Highlights for the Quarter:  During the quarter ended September 30, 2017, the following significant events occurred:

· Portfolio Activity:

  Invested $28.3 million through a combination of secured first lien debt and preferred equity into one new portfolio company; and
  Invested $1.2 million in existing portfolio companies.

· Distributions and Dividends:

  Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of July, August, and September 2017:
  --  $0.064 per common share, per month;
  --  $0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”);
  --  $0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”); and
  --  $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”).

Second Quarter Results: Net investment income for the quarters ended September 30, 2017 and June 30, 2017 was $5.8 million, or $0.18 per share, and $5.4 million, or $0.17 per share, respectively. Net investment income increased period over period, as the decrease in total investment income, which was primarily due to lower other income, was more than offset by a decrease in total expenses, net of credits, primarily due to lower bad debt expense and higher credits from our adviser, Gladstone Management Corporation. The net realized loss for the quarter ended September 30, 2017 was less than $0.1 million, as compared to net realized gains of $1.2 million during the quarter ended June 30, 2017. The decrease period over period was primarily due to the exit of one portfolio company in the prior quarter as compared to minimal activity in the current quarter.

Net asset value per common share as of September 30, 2017 increased to $10.10 compared to $9.88 as of June 30, 2017. The quarter over quarter increase was primarily due to $7.8 million of net unrealized appreciation during the period, which was principally due to an increase in the fair value of our investment in Drew Foam, improved performance of certain other portfolio companies, and an increase in comparable multiples used to estimate the fair value of certain portfolio companies, which were partially offset by a decline in performance on certain other portfolio companies.

Subsequent Events:  After September 30, 2017, the following significant events occurred:

  Distributions and Dividends Declared: In October 2017, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to holders of our three series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share		Dividend per Series B Term Preferred Share	Dividend per Series C Term Preferred Share	Dividend per Series D Term Preferred Share
October 20, 2017	October 31, 2017	$0.065		$0.140625	$0.135417	$0.13020833
November 20, 2017	November 30, 2017	0.065		0.140625	0.135417	0.13020833
December 5, 2017	December 15, 2017	0.060	(A)	—	—	—
December 19, 2017(A)	December 31, 2017	0.065		0.140625	0.135417	0.13020833
Total for the Quarter:		$0.255		$0.421875	$0.406251	$0.39062499

(A)	Denotes supplemental distribution to common stockholders.

Conference Call:  The Company will hold its earnings release conference call on Thursday, November 2, 2017, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through January 2, 2018. To hear the replay, please dial (855) 859-2056 and use the playback conference number 54419498. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through February 2, 2018.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 148 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the three months ended September 30, 2017, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.